EMPLOYMENT AND CONSULTING AGREEMENT

         THIS EMPLOYMENT AND CONSULTING AGREEMENT ("Agreement"), effective as of August 24, 1998 (the "Effective Date"), is by and between SEAGULL ENERGY CORPORATION, a Texas corporation ("Seagull"), and BARRY J. GALT, an individual who resides in Houston, Texas ("Galt").

                              W I T N E S S E T H :

         WHEREAS, Galt is currently employed by Seagull; and

         WHEREAS, Seagull and Galt entered into an Employment Agreement dated December 30, 1983, which has been previously amended in certain minor respects and is currently in effect (the "Employment Agreement"); and

         WHEREAS, Seagull and Galt desire to enter into an agreement that replaces the Employment Agreement and that reflects their desire for Galt to perform certain services as a Seagull employee during a transition period beginning on the Effective Date and subsequently to perform certain services as a consultant after such transition period;

         NOW THEREFORE, the parties, in consideration of the mutual promises, covenants and obligations contained herein, do hereby agree as follows:

         1. Effect of Agreement. Effective as of the Effective Date, this Agreement supersedes and replaces the Employment Agreement in its entirety and the Employment Agreement shall be null and void and of no further force and effect.

         2. Employment. Galt has resigned (a) as President and Chief Executive Officer of Seagull, effective as of James T. Hackett's first day of employment with Seagull (the "Resignation Effective Date"), (b) as a member of the Executive Committee and its Chairman, effective as of the Resignation Effective Date, (c) as a member of any other committee of Seagull on which Galt serves, effective as of the Resignation Effective Date, (d) as Chairman of the Board of Directors of Seagull (the "Board of Directors"), effective as of December 31, 1998, provided that Galt has been designated as Vice Chairman of Seagull effective as of January, 1, 1999, and continuing through the adjournment of Seagull's 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting"), (e) as Chairman of Seagull's ENSTAR Natural Gas Company division and as Chairman of the ENSTAR Natural Gas Company Advisory Board, effective as of December 31, 1998 (but not as a member of such Advisory Board), and (f) from any other office, trusteeship or position that Galt holds with

Seagull (other than as a director or employee of Seagull) or any subsidiary or division of Seagull (other than as a member of the ENSTAR Natural Gas Company Advisory Board) or any employee benefit plan (other than as a participant or beneficiary of any employee benefit plan) relating to Seagull, in each case effective as of the Resignation Effective Date. Effective at the close of business on May 31, 1999, Galt shall cease to be an employee of Seagull. Galt acknowledges that, effective as of January 1, 1999, he has been designated as Vice Chairman of Seagull.

         3. Vice Chairman. Effective as of January 1, 1999, the Board of Directors has elected Galt to serve as Vice Chairman of the Board of Directors. As Vice Chairman, Galt shall have such powers and duties as designated in Seagull's bylaws and as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board of Directors. The designation of Vice Chairman shall continue through the adjournment of the 1999 Annual Meeting.

         4. Directorship. Galt shall serve the remainder of his current term as a director of Seagull. Any renomination of Galt for a subsequent term as a director of Seagull shall be considered in the same manner as other directors of Seagull.

         5. Consultancy. Effective June 1, 1999, and continuing for the remainder of the Term of this Agreement pursuant to Paragraph 7 (the "Period of Consultancy"), Galt shall serve as a consultant to the management of Seagull with respect to such areas as are requested by the management of Seagull, including the prosecution, defense, or other resolution of any litigation, now pending or future. It is understood that during the Period of Consultancy, Galt may be rendering services to others and, in using the services of Galt hereunder, Seagull will exercise due regard for other commitments of Galt. Galt shall faithfully render his best efforts and professional judgment in performance of these services consistent with good consulting practice and to the promotion, advancement and successful conduct of the business of Seagull. In providing such consultation, Galt shall provide Seagull with such of his ideas, assessments, and evaluations as Seagull may deem necessary. Galt agrees to be available for such meetings as Seagull deems necessary for proper communication of his consultation.

         6. Compensation, Benefits and Perquisites. In consideration for the services to be rendered pursuant to this Agreement, Seagull agrees to the following:

                  (a) Compensation and Benefits During Period of Employment. During the period beginning on the Effective Date and ending on May 31, 1999 (the "Period of Employment"), Seagull shall provide to Galt the following compensation and benefits:

                           (i) Signing  Bonus.  Within five  business days after
                  the date of execution hereof, Seagull shall pay to Galt a lump sum cash payment in the amount of $1,800,000.

                           (ii) Base  Salary.  Seagull  shall pay to Galt a base
                  salary of $49,166.67 per month ($590,000 annual rate) in accordance with Seagull's standard policy regarding payment of compensation to executives, but no less frequently than monthly.

                           (iii) Bonuses.  For the 1998  performance  year, Galt
                  shall be eligible to receive an annual bonus under the 1998 Seagull Energy Corporation Executive Incentive Plan (the "EIP"), based on an Incentive Target (as such term is used in the EIP) of 50% of Galt's annual base salary, with a Maximum Incentive (as such term is used in the EIP) of 100% of Galt's annual base salary; provided however, that the amount of such annual bonus shall not be less than $295,000. In lieu of participation in the EIP for the 1999 performance year, Seagull shall pay Galt a lump sum cash payment in the amount of $122,917 within five business days after May 31, 1999.

                           (iv) Stock Options. On August 24, 1998, Seagull shall
                  grant to Galt the option to purchase 100,000 shares of Seagull's common stock ("Stock") pursuant to the Seagull Energy Corporation 1998 Omnibus Stock Plan (the "Plan") and effective as of January 1, 1999, Seagull shall grant to Galt an option to purchase 50,000 shares of Stock pursuant to the Plan (jointly, the "Options"). The purchase price for each share of Stock subject to the Options shall be equal to the Fair Market Value (as such term is defined in the Plan) of a share of Stock as of the date of grant thereof. Subject to the terms of the Plan and the agreements to be executed by Seagull and Galt evidencing the Options, each Option shall (A) be a nonqualified stock option, (B) have a term that expires on May 31, 2004 and (C) become fully exercisable as of May 31, 1999 (prior to which date it shall not be exercisable, except to the extent otherwise provided pursuant to the terms of the
                  Plan).

                           (v) Loan.  After the  Effective  Date,  Seagull shall
                  lend, or cause to be lent to Galt (the "Loan"), an amount sufficient to enable Galt to exercise his option to purchase 192,000 shares of Stock, which expires September 20, 1998 (the "Expiring Option"), and to pay any applicable taxes imposed on Galt by reason of the exercise of the Expiring Option. The loan shall (A) be recourse, (B) be secured by a pledge of the Stock underlying the Expiring Option, (C) have a term maturing on May 31, 2002 and (D) bear interest at a rate that is not less than the applicable Federal rate as such term is defined in section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code") at the time thereof.

                           (vi) Outstanding  Stock Options.  Effective as of May
                  31, 1999, Seagull shall cause Galt's options to purchase Stock outstanding as of such date to be amended to provide that each such option shall be fully exercisable on such date and shall continue to be exercisable until May 31, 2004, subject to the expiration date contained in such options. Galt acknowledges and agrees that the extension of the such outstanding stock options may cause any such options intended to be incentive stock options within the meaning of section 422(b) of the Code ("ISOs") to be treated as options that do not constitute ISOs.

                           (vii) Executive  Supplemental  Retirement Plan. Prior
                  to May 31, 1999, Seagull shall establish a trust (the "Trust") in connection with the Seagull Executive Supplemental Retirement Plan (the "ESRP"). The Trust is not intended to result in the ESRP being treated as funded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall conform to the terms of the model rabbi trust set forth in Revenue Procedure 92-64, 1992-2 C.B. 422. Prior to May 31, 1999, Seagull shall contribute to the Trust the Actuarially Equivalent (as such term is defined in the ESRP) present value of Galt's Accrued Benefit (as such term is defined in the ESRP) under the ESRP. Further, Seagull shall cause the ESRP to be amended to expand Section 7.01 to provide that no amendment to the ESRP shall deprive any Member (as such term is defined in the ESRP) of any Accrued Benefit under the ESRP to the extent that such Member has a Vested Interest (as such term is defined in the ESRP) in such Accrued Benefit at the time of such amendment.

                           (viii) Supplemental Benefit Plan. Seagull shall cause
                  the Seagull Supplemental Benefit Plan (the "SBP") to be amended to provide that benefits under the SBP shall be paid upon the later of a Participant's (as such term is defined in the SBP) termination of employment or termination of service as a consultant of Seagull.

                           (ix) Seagull  Benefit Plans.  Galt and, to the extent
                  applicable, Galt's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Seagull. Such benefits, plans and programs shall include, without limitation, the SBP, any profit sharing plan, thrift plan, employee stock ownership plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like that may be maintained by Seagull. Seagull shall not, however, by reason of this Paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

                  (b) Other Items. Seagull shall reimburse Galt for reasonable out-of-pocket legal expenses that he has incurred in connection with the transition of his employment. Such reimbursement shall occur within five business days after the date of execution hereof or the date that Galt submits a copies of the invoices for such legal expenses, whichever is later. Prior to May 31, 1999, Seagull shall cause the following items to be transferred to Galt, AS IS, WHERE IS, without warranty (i) the Seagull memberships in the River Oaks Country Club, the Coronado Club, the Houston Petroleum Club and the Ramada Club and
         (ii) Galt's current office furnishings, all of which shall be used in the office provided pursuant to Paragraph (d)(vi) for as long as Galt maintains an office at Seagull's offices or otherwise provided by Seagull.

          (c) Compensation and Benefits During Period of Consultancy. During the Period of Consultancy, Seagull shall provide to Galt the following compensation and benefits:

                           (i) Consulting Fees.  Within five business days after
                  the first day of each month during the Period of Consultancy, Seagull shall pay Galt a monthly consulting fee in the amount of $35,416.67 ($425,000 annual rate).

                           (ii) Economic Value of Seagull Benefit Plan Participation. On January 1, 1999, Seagull shall pay to Galt a lump sum cash payment in the amount of $400,000, which shall represent the economic value of participation in Seagull's benefit plans (based on an annual salary rate of $590,000) for the Period of Consultancy.

                  (d) Perquisites  During Term of Agreement.  During the Term of
         this   Agreement,   Seagull   shall   provide  to  Galt  the  following
         perquisites:

                           (i) Annual Life Insurance  Premiums.  On the date and
                  in the manner designated by Galt, which date shall be within ninety days of the date specified below, Seagull shall tender annual premiums in the amounts specified below by check payable to the insurance company designated by Galt to be applied by such company to the insurance policy designated by Galt.

                           Due Date                                    Amount
                           2-9-99                                      $6,355
                           2-9-00                                       7,225
                           2-9-01                                       8,100
                           2-9-02                                       8,990

                           (ii) Company Automobile. Seagull will provide to Galt
                  for his personal and business use a top-of-the-line automobile, and shall provide, or reimburse Galt for, maintenance and insurance (liability and collision coverage insuring both Seagull and Galt and covering both business and personal use) for such automobile. Such automobile shall be owned or leased by Seagull, or an affiliate of Seagull, and, if requested by Galt, shall be replaced, provided that more than three years have elapsed since the last such replacement. At any time during the term of this Agreement, Galt shall have the right to purchase the automobile provided by Seagull as of the date of execution hereof, and any other automobile subsequently provided by Seagull for an amount equal to Seagull's book value at the time of any such purchase.

                           (iii) Business and  Entertainment  Expenses.  Seagull
                  will reimburse Galt for, or pay on behalf of Galt, reasonable and appropriate expenses incurred and properly accounted for by Galt for Seagull business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Galt's spouse accompanying Galt on business travel.

                           (iv) Club Dues. In addition to the other business and
                  entertainment expenses reimbursable pursuant to Paragraph 6(d)(iii), Seagull shall pay the membership fees, dues and assessments for Galt's memberships in the Eldorado Country Club, the Castle Pines Golf Club, the River Oaks Country Club, the Southern Hills Country

                  Club, the Coronado Club, the Houston Petroleum Club and the Ramada Club.

                           (v) Annual  Physical  Examination.  Seagull shall pay
                  for the cost of an annual physical examination to be conducted by a doctor or clinic of Galt's choosing in Houston, Texas.

                           (vi) Office,  Secretary  and Parking.  Seagull  shall
                  provide Galt with an office and secretary within Seagull's Houston offices. Further, Seagull shall provide at no expense to Galt a parking place convenient to Galt's office. Notwithstanding the foregoing, during the period beginning June 1, 2002 and ending May 31, 2004, Seagull shall provide Galt with (A) an office in the same office building, but outside of Seagull's principal executive offices, (B) Seagull support services with respect to such office, and (C) at no expense to Galt a parking place convenient to such office.

                           (vii) Medicare  Supplemental  Coverage.  In the event
                  that Seagull amends its health insurance or health care plan during the Term of this Agreement in order to provide for Medicare supplemental coverage for retirees, Galt and any of his eligible dependents shall be allowed to participate in such coverage; provided, however, that if such amendment occurs during the Period of Consultancy, and Galt and his dependents are not otherwise eligible for such coverage, Galt shall receive, within five business days of the effective date of such amendment, a lump sum payment in amount equal to the economic value of such coverage for the remainder of the Term of this Agreement.

Galt acknowledges and hereby agrees that the compensation payable pursuant to this Paragraph is for all services rendered pursuant to this Agreement and that he shall receive no separate fees or other compensation, benefits or perquisites with respect to his services as a director, Vice Chairman or any other offices of Seagull.

         7. Term and Termination of Agreement. Seagull agrees to retain the services of Galt and Galt agrees to provide such services pursuant to this Agreement for a term of beginning on the Effective Date and ending on May 31, 2002 (the "Term"), subject to earlier termination as provided below. Notwithstanding the foregoing, the parties hereto may terminate Galt's services prior to the end of such Term pursuant to Paragraphs (a) or (b) below.

                  (a) Seagull shall have the right to terminate Galt's services under this Agreement at any time for any of the following reasons:

                           (i)      Upon Galt's death;

                           (ii) Upon Galt's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis with reasonable accommodation for a period of at least 120 consecutive days or for a period of 180 business days during any twelve-month period;

                          (iii) For cause, which for purposes of this Agreement shall mean a finding by the Board of Directors of Galt's gross negligence or wilful misconduct in the rendering of services required of him pursuant to this Agreement or Galt's final conviction of a felony or of a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle;

                           (iv) For Galt's material breach of any material provision of this Agreement, which, if correctable, remains uncorrected for 30 days following written notice of such breach to Galt by Seagull; or

                           (v) For any other reason whatsoever in the sole discretion of the Board of Directors.

                  (b) Galt shall have the right to terminate his services under this Agreement at any time for any of the following reasons:

                           (i) For Seagull's material breach of any material provision of this Agreement, which, if correctable, remains uncorrected for 30 days following written notice of such breach to Seagull by Galt; or

                           (ii) For any other reason whatsoever in the sole discretion of Galt.

                  (c) If Seagull or Galt desires to terminate Galt's services hereunder at any time prior to the expiration of the Term of this Agreement, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Galt's services hereunder and stating the effective date and reason for such termination; provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

                  (d) In the event that Galt's services are terminated by Seagull as provided in (a) above prior to the expiration of the Term of this Agreement, then, upon such termination, the compensation, benefits and perquisites payable pursuant to Paragraph 6 shall terminate contemporaneously with the termination of such services, except that if such termination shall be pursuant to (a)(i), (a)(ii) or (a)(v), such compensation, benefits and perquisites shall continue for the balance of the Term of this Agreement; provided, however, that (i) if such termination occurs prior to January 1, 1999, the stock option scheduled to be granted on such date pursuant to Paragraph 6(a)(iv) shall be granted outside the Plan and shall be fully exercisable on the date of grant thereof, and (ii) if such termination occurs prior to May 31, 1999, (A) effective as of the date of such termination, Galt's outstanding options as of such date shall become fully exercisable and shall continue to be exercisable until May 31, 2004, subject to the expiration date contained in such options and (B) Galt shall receive the Economic Value of participation in the Seagull Benefit Plans for the period after the date of such termination and before May 31, 1999.

                  (e) In the event that Galt's services are terminated by Galt as provided in (b) above prior to the expiration of the Term of this Agreement, then, upon such termination, the compensation, benefits and perquisites payable pursuant to Paragraph 6 shall terminate contemporaneously with the termination of such services, except that if such termination shall be pursuant to (b)(i), such compensation, benefits and perquisites shall continue for the balance of the Term of this Agreement provided, however, that (i) if such termination occurs prior to January 1, 1999, the stock option scheduled to be granted on such date pursuant to Paragraph 6(a)(iv) shall be granted outside the Plan and shall be fully exercisable on the date of grant thereof, and
         (ii) if such termination occurs prior May 31, 1999, (A) effective as of the date of such termination, Galt's outstanding options as of such date shall become fully exercisable and shall continue to be exercisable until May 31, 2004, subject to the expiration date contained in such options and (B) Galt shall receive the Economic Value of participation in the Seagull Benefit Plans for the period after the date of such termination and before May 31, 1999.

         8. Protection of Information. Galt acknowledges that Seagull's business is highly competitive and that Seagull's methods, strategies, books, records, and documents, Seagull's technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning Seagull's customers, business affiliates, affairs, and operations all comprise confidential business information and/or trade secrets ("Confidential Information") of Seagull which are valuable, special, and unique assets of Seagull which Seagull uses in its business to obtain a competitive advantage over its competitors which do not know or use this information. Galt further acknowledges that protection of Seagull's Confidential Information against unauthorized disclosure and use is of critical importance to Seagull in maintaining its competitive position. Accordingly, Galt hereby agrees that, notwithstanding any other provisions of this Agreement other than those contained in the following sentences, he will not at any time during the Term of this Agreement make any unauthorized disclosure of any Confidential Information of Seagull or make any unauthorized use thereof. However, Galt's obligations under this paragraph shall not extend to:

         (a) Information which is or becomes a part of the public domain or is available to the public by publication or otherwise without disclosure by Galt;

         (b) Information which was within Galt's knowledge or in his possession prior to his initial employment by Seagull;

         (c) Information which, either prior or subsequent to Seagull's disclosure to Galt, was disclosed to Galt, without an obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly from Galt, Seagull, or from any third party who is under an obligation of confidentiality; or

         (d) Any disclosure of Confidential Information by Galt which is required by law, including deposition or trial testimony by
                  Galt   pursuant   to   subpoena.  If  Galt  is  requested  or
                  required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Galt will promptly notify Seagull of such request or requirements so that Seagull may seek an appropriate protective order or waive compliance with the provisions of this Agreement.

Galt acknowledges and agrees that money damages would not be sufficient remedy for any breach of this Paragraph concerning Confidential Information by Galt, and Seagull shall be entitled to seek specific performance and injunctive relief as remedies for such breach or threatened breach, as well as reasonable and necessary attorneys' fees, experts' fees, and costs incurred in the connection with such breach or threatened breach. Such remedies shall not be deemed the exclusive remedies for such a breach by Galt but shall be in addition to all remedies available at law or in equity to Seagull, including the recovery of damages from Galt. For purposes of this Paragraph, Seagull shall be construed to include any parent, subsidiary, or other affiliate of Seagull.

         9. Ownership by Seagull. Seagull shall, without further remuneration to Galt, own, be entitled to possession of, and have the right to use, publish, and disclose any results, reports, product, or data developed by Galt during the course of his services hereunder, but identification of Galt with such results, reports, or data shall not be made without Galt's express consent.

         10. Noncompetition Provisions. As part of the consideration for the compensation, benefits and perquisites to be paid to Galt pursuant to Paragraph 6 hereunder; to protect the trade secrets and confidential information of Seagull and its affiliates that have been and will in the future be disclosed or entrusted to Galt, the business good will of Seagull and its affiliates that has been and will in the future be developed in Galt, or the business opportunities that have been and will in the future be disclosed or entrusted to Galt by Seagull and its affiliates; and as an additional incentive for Seagull to enter into this Agreement, Seagull and Galt agree to the noncompetition obligations hereunder. Galt shall not, directly or indirectly for Galt or for others, in any geographic area or market where Seagull or any of its affiliates are conducting any business as of the Effective Date or have during the previous twelve months conducted such business:

         (a) engage in any business competitive with the business conducted by Seagull;

         (b) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Seagull with respect to such competitive business; or

         (c) induce any employee of Seagull or any of its affiliates to terminate his or her employment with Seagull or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Seagull.

These noncompetition obligations shall apply during the period that Galt is employed by Seagull, is a consultant to Seagull or following the termination of employment or consultancy, is receiving compensation, benefits or perquisites pursuant to Paragraph 6. Notwithstanding the preceding sentence, these noncompetition obligations shall not apply after a termination for a reason encompassed by Paragraph 7(a)(v) or (b)(i). Galt understands that the restrictions set forth in this Paragraph may limit Galt's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Galt will receive sufficiently high remuneration under this Agreement to justify such restriction. Galt acknowledges that money damages would not be sufficient remedy for any breach of this Paragraph by Galt, and Seagull shall be entitled to enforce the provisions of this Paragraph by terminating any payments then owing to Galt under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that payments then owing to Galt may not be terminated unless the Board of Directors determines that such breach by Galt has directly resulted or could reasonably be expected to result in a material adverse economic impact on Seagull's business. Such remedies shall not be deemed the exclusive remedies for a breach of this Paragraph, but shall be in addition to all remedies available at law or in equity to Seagull, including without limitation, the recovery of damages from Galt and Galt's agents involved in such breach and remedies available to Seagull pursuant to other agreements with Galt. It is expressly understood and agreed that Seagull and Galt consider the restrictions contained in this Paragraph to be reasonable and necessary to protect the proprietary information of Seagull. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

         11. Release. As part of the consideration for the compensation, benefits and perquisites to be paid to Galt pursuant to Paragraph 6 and as an additional incentive for Seagull to enter into this Agreement, Galt hereby agrees to execute a release, at the time and in the form established by Seagull, releasing Seagull, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Galt's employment with Seagull or his separation therefrom, other than claims or causes of action arising out of the provisions of this Agreement.

         12. Withholding of Taxes and Other Employee Deductions. During the Period of Employment, Seagull may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Seagull's employees generally.

         13. Independent Contractor. During the Period of Consultancy, Galt's relationship to Seagull hereunder will be that of an independent contractor. Nothing in this Agreement is intended to create an employer/employee relationship between Seagull and Galt during the Period of Consultancy or to allow Seagull to exercise control or direction over the manner or method by which Galt performs the consulting services which are the subject matter of this Agreement during such period. Galt shall be responsible for payment of all income, self-employment, or other taxes attributable to compensation paid hereunder by Seagull to Galt during the Period of Consultancy, and Galt agrees to hold Seagull harmless for withholding or payment of such taxes.

         14. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States, registered or certified mail, return receipt requested, postage prepaid, if addressed as follows:

         If to Seagull, to:                          Seagull Energy Corporation
                                                     1700 First City Tower
                                                     1001 Fannin
                                                     Houston, Texas  77002
                                                     Attention: Chairman of
                                                     the Board

         If to Galt, to:                             Mr. Barry J. Galt
                                                     1811 Kirby Drive
                                                     Houston, Texas  77019

or such other addresses as either party may furnish to the other in writing, in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     15.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         16. Governing Law. This Agreement is entered into under and shall be governed for all purposes by the laws of the State of Texas.

         17. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

         18. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         19. Assignment. This Agreement shall be binding upon and inure to the benefit of Seagull and any successor of Seagull, by merger or otherwise. Further, this Agreement shall be binding and inure to the benefit of Galt, his spouse, Kathryn M. Galt, and his estate. If Galt shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his spouse, Kathryn M. Galt, if then living, or if Kathryn M. Galt is not then living, to his estate. Except as provided in the preceding sentences, this

Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

         20. Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in Paragraph 6, (ii) any signed agreement contemporaneously executed by Seagull and Galt and (iii) the Severance Agreement dated March 17, 1997, as amended, between Seagull and Galt, this Agreement represents the entire agreement between the parties hereto with respect to the matters covered herein and may not be changed, altered, or modified in any respect except by an instrument in writing signed by both the parties hereto.

         IN WITNESS WHEREOF, Seagull has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Galt has executed this Agreement, this 21st day of September, 1998, to be effective as of the Effective Date.

                                                SEAGULL ENERGY CORPORATION

                                                 By: /s/William L. Transier
                                                     William L. Transier
                            Executive Vice President
                           and Chief Financial Officer

                                                     /s/Barry J. Galt
                                                     BARRY J. GALT

VEHOU02:119746.1